Exhibit 99.1

Integrated Security Systems, Inc. completes sale of B&B ARMR

Carrollton, Texas – January 31, 2011 – Integrated Security Systems, Inc. (OTCB:IZZI) announced that it has completed the sale of substantially all of the assets of B&B ARMR, a wholly owned subsidiary of the Company, and the Company’s only operating unit.  The sale was made to an affiliate of Strait Lane Capital Partners, LLC of Dallas, Texas.  The sale was made pursuant to the Asset Purchase Agreement previously announced in December 2010 and was approved by Company shareholders in a meeting held earlier today.

The sale includes substantially all of the accounts receivable, inventory, fixed assets and intellectual property of B&B ARMR, plus its investment in the joint venture, B&B Roadway.  The total proceeds from the sale were $6 million, made up of cash, a promissory note for $450,000 and a $450,000 preferred equity investment in the buyer’s parent company.

The Company is no longer actively conducting any business, but retains the net proceeds of the asset sale. The Company is actively seeking a merger, acquisition or similar business combination with another company to again be engaged in an active business. In the interim, the Company’s Common Stock will continue to be traded and the Company intends on keeping all of its SEC filing up-to-date.  The previously announced one-for-one hundred (1:100) reverse stock split was approved by stockholders and is effective as of January 31, 2011.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the discussion of financial position and liquidity discussed in Part I of our Form 10-K Report for the year ended June 30, 2010, including but not limited to the “Management's Discussion and Analysis of Financial Condition and Results of Operations”, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, contact:

Brooks Sherman

Chairman and CEO

(800) 367-0387

bfs@integratedsecurity.com